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                                                             EXHIBIT 11.1

                                HPSC, INC.
                   CALCULATION OF EARNINGS PER SHARE
                    OUTSTANDING SHARE RECONCILIATION


                                             YEAR ENDED DECEMBER 31,
                                           ---------------------------
                                           1994        1995       1996
                                           ----        ----       ----

Weighted Average Shares Outstanding     5,565,461   4,696,376   4,684,147

LESS:
Unissued ESOP/SESOP                      (621,720)   (590,348)   (560,348)
Restricted Stock                               --    (224,667)   (278,108)

ADD:
Option Effect                              45,650          --     221,545
                                        ---------    ---------   --------

SHARES USED TO COMPUTE NET
INCOME/(LOSS) PER SHARE                 4,989,391    3,881,361  4,067,236
                                        ---------    ---------  ---------
                                        ---------    ---------  ---------